EXHIBIT 10.20

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This Confidentiality and Non-Competition Agreement (the “Agreement”), dated as of September 10, 2008, is by and between Net Talk.com, Inc., (f/k/a Discover Screens, Inc.), a Florida corporation whose principal place of business is located at 1100 NW 163 Drive Miami, Florida 33169 (the “Company”) and                      (“Employee”), an individual currently residing at the address set forth on the signature page to this Agreement.

BACKGROUND INFORMATION

The Company wishes to secure the employment services of Employee and Employee is willing to be so employed. In connection with such employment, Employee will receive confidential and proprietary information about the Company and its business affairs during the course of his or her employment with the Company. The parties agree that the Confidential Information (as that term is defined below) is a valuable asset of the Company, would allow Employee to unfairly compete against the Company and, if disclosed, would cause the Company significant and irreparable harm. As such, as a condition precedent to the Company’s employment of Employee, Employee is required to enter into and execute this Agreement. Accordingly, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each of the parties, the parties agree as follows:

OPERATIVE PROVISIONS

1. Confidentiality; Return of Company Property. During Employee’s relationship with the Company (including his relationship with the Company prior to the date of this Agreement), Employee has been and/or will be exposed to and has received or will receive confidential and proprietary information of the Company or its Affiliates, including but not limited to lists of Customers or proposed Customers, technical information, computer software, know-how, processes, business and marketing plans, strategies, training and operational procedures, information concerning the Company’s products, promotions, development, financing, business policies and practices, formulae, patterns, compilations, databases, programs, devices, methods, techniques, or processes, and other forms of information in the nature of trade secrets (collectively, the “Confidential Information”). From the date of execution hereof and for as long as the information or data remains Confidential Information, Employee shall not use, disclose, or permit any person to obtain any Confidential Information of the Company. Employee agrees that he will protect the Confidential Information by using all reasonable care, and further agrees that he will not disclose, transfer, use, copy, or allow third parties access to any such Confidential Information, except as expressly authorized by the Company. To the extent Confidential Information of the Company does not qualify as a trade secret under applicable law, it will nonetheless be protected under this Agreement. Upon the request of the Company, but in any event upon termination of Employee’s employment with the Company, Employee shall surrender to the Company all memoranda, notes, records, drawings, manuals, computer software, and other documents or materials (and all copies thereof) furnished by the Company to the Employee, including all Confidential Information. This section is intended to apply to all materials made or compiled by Employee, as well as to all materials furnished to Employee by the Company or by anyone else. The obligations of this Section 1 will be in addition to any other agreements that Employee has entered into with the Company regarding the receipt of Confidential Information.

2. Non-Solicitation; Non-Disparagement. During the term of Employee’s employment with the Company and for the two (2) year period following the termination of Employee’s employment with the Company for any or no reason, Employee will not, and Employee will cause his Affiliates to not, directly or indirectly: (i) solicit for employment, or employ any person who, at the time of such solicitation or employment, is an employee or independent contractor of the Company or its Affiliates or was employed or engaged by the Company or its Affiliates during the twelve month period prior to the solicitation or employment or induce or attempt to induce any person to terminate his employment or engagement with the Company or its Affiliates; (ii) do business with or solicit Customers of the Company or its Affiliates, or engage in any activity intended to terminate, disrupt or interfere with the Company or its Affiliate’s relationships with their Customers; or (iii) engage in any conduct or make any statement disparaging or criticizing the Company or its Affiliates, or any products or services offered by the Company or its Affiliates.

3. Non-Competition. During the term of Employee’s employment with the Company and for the two (2) year period following the termination of Employee’s employment with the Company for any or no reason, Employee will not, and Employee will cause his Affiliates to not, directly or indirectly, alone or in conjunction with any other person or entity, own, manage, operate or control or participate in the ownership, management, operation or control of, or become associated, as an employee, director, officer, advisor, agent, consultant, principal, partner, member or independent contractor with or lender to, any person or entity engaged in or aiding others to engage in business competitive with the Company, located anywhere in the United States of America.

4. Divisibility of Covenant Period. If any covenant contained in this Agreement is held to be unreasonable, arbitrary or against public policy, such covenant shall be considered divisible both as to time, Customers, competitive services and geographical area, such that each month within the specified period shall be deemed a separate period of time, each Customer a separate customer, each competitive service a separate service and each geographical area a separate geographical area, resulting in an intended requirement that the longest lesser time and largest lesser customer base, service offering and geographical area determined not to be unreasonable, arbitrary or against public policy shall remain effective and be specifically enforceable against Employee.

5. Enforcement. Employee acknowledges that (i) the restrictions contained in this Agreement are reasonable in scope and are necessary to protect the Company’s legitimate interests in protecting its business, and (ii) any violation of the restrictions contained in this Agreement will cause significant and irreparable harm to the Company for which the Company has no adequate remedy at law. The parties agree that damages at law, including, but not limited to monetary damages, will or may be an insufficient remedy to the Company and that (in addition to any remedies that are available to the Company, all of which shall be deemed to be cumulative and retained by the Company and not waived by the enforcement of any remedy available hereunder) the Company shall also be entitled to obtain injunctive relief, including but not limited to a temporary restraining order, a temporary or preliminary injunction or a permanent injunction, to enforce the provisions of this Agreement, as well as an equitable accounting of and constructive trust for all profits or other benefits arising out of or related to any such violation, all of which shall constitute rights and remedies to which the Company may be entitled.

6. Miscellaneous Provisions.

a. Definitions.

i. Affiliate. The term “Affiliate” when used in this Agreement shall mean any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by the specified person or entity, and if a person, any member of the immediate family of such individual. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

ii. Customers. The term “Customers” when used in this Agreement shall mean those persons who are or were customers, clients or distributors of the Company, predecessors of the Company, or Affiliates of the Company, as well as any prospective customers, clients or distributors of the Company or Affiliates of the Company.

iii. Business Competitive with the Company. The term “business competitive with the Company” when used in this Agreement shall mean any business that offers, provides, sells or supplies commercial or residential telecommunication services, including without limitation, services utilizing voice over internet protocol (VoIP) technology, session initiation protocol (SIP) technology, wireless fidelity technology, wireless maximum technology, marine satellite services technology and other similar type technologies.

b. Notices. All notices under this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, sent by certified mail, overnight delivery service, facsimile or e-mail and addressed to the location set forth in the preamble to this Agreement or to such other address as any party may have designated by like notice furnished to all other parties hereto. All notices shall be deemed effective when deposited in the U.S. mail, received by an overnight carrier or other delivery service or, when sent by facsimile or e-mail, when confirmation of delivery is obtained by the sender.

c. Assignment. This Agreement, including, but not limited to the agreements contained in Sections 2 and 3 regarding non-competition, non-disparagement and non-solicitation, shall be assignable by the Company without the need to obtain the consent of Employee. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company, including, without limitation, any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise.

d. Application of Florida Law; Jurisdiction. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue for all purposes shall be deemed to lie within Hillsborough County, Florida. The parties agree that this Agreement is one for performance in Florida. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court’s exercise of jurisdiction over any dispute between them and specifically consent to the jurisdiction of the Florida courts. By entering into this Agreement, the parties, and each of them understand that they may be called upon to answer a claim asserted in a Florida court.

e. Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against the other party arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, any and all fees, costs and expenses reasonably incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the obligation of and shall be paid or reimbursed by the unsuccessful party.

f. Waiver of Jury Trial. The parties hereby acknowledge that any dispute arising out of this Agreement will necessarily include various complicated legal and factual issues and therefore knowingly, voluntarily and intentionally waive trial by jury in any litigation in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation, or enforcement hereof.

g. Waiver. The waiver by the Company of a breach of this Agreement shall not be construed as a waiver of any subsequent breach by Employee. The refusal or failure of the Company to enforce the restrictive covenants contained herein or contained in any other similar agreement against any other employee, agent or independent contractor of the Company, for any reason, shall not constitute a defense to the enforcement of this Agreement by the Company against Employee, nor shall it give rise to any claim or cause of action by Employee against the Company.

h. Acknowledgments. Employee acknowledges that he has been provided with a copy of this Agreement for review prior to signing it, that the Company has encouraged Employee to have this Agreement reviewed by his attorney prior to signing it and that Employee understands the purposes and effects of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Confidentiality and Non-Competition Agreement as of the date first written above.

NET TALK.COM, INC.

Anastasios Kyriakides, Chief Executive Officer

EMPLOYEE

Address:
Facsimile:
Phone:
Email:

[Signature Page to the Confidentiality and Non-Competition Agreement]